Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

The Community Financial Corporation:

We consent to the use in this Registration Statement of The Community Financial Corporation (the “Company”) on Form S-3 of our report dated March 5, 2014, with respect to the consolidated balance sheets of the Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the years then ended, which report appear in the December 31, 2013 annual report on Form 10-K of the Company incorporated by reference herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Stegman & Company

Baltimore, Maryland

October 17, 2014